Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Park National Corporation of our report dated February 24, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Park National Corporation, which report is incorporated by reference in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2009.  We also consent to the reference to us under the heading “EXPERTS” in the prospectus supplement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio
December 8, 2010